Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces First Quarter 2015 Earnings

Announces Development of Post Millennium Midtown™ in Atlanta, Georgia

Investor/Analyst Conference Call Scheduled for Tuesday, May 5 at 10:00 a.m. ET

ATLANTA, Monday, May 4, 2015 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $19.0 million, or $0.35 per diluted share, for the first quarter of 2015 compared to $13.3 million, or $0.24 per diluted share, for the first quarter of 2014. Net income for the first quarter of 2015 included a gain on the sale of a retail condominium of $1.8 million, or $0.03 per diluted share.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the first quarter of 2015 was $38.5 million, or $0.70 per diluted share, compared to $35.1 million, or $0.64 per diluted share for the first quarter of 2014. FFO for the first quarter of 2015 included losses on extinguishment of indebtedness of $0.2 million, or less than $0.01 per diluted share. FFO for the first quarter of 2014 included FFO from condominium activities of $0.8 million, or $0.01 per diluted share.

Said Dave Stockert, Post’s CEO, “The Company continues to produce strong growth in profits and cash flows through balanced contributions from our core portfolio, our development business and our capital and balance sheet management. Conditions for the overall housing and apartment markets remain favorable.”

Same Store Community Data

Total revenues at the Company’s 50 same store communities, containing 18,780 apartment units, increased 2.4% and total operating expenses increased 4.3% during the first quarter of 2015, compared to the first quarter of 2014, producing a 1.2% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 2.5% during the first quarter of 2015, compared to the first quarter of 2014. Average economic occupancy was 94.9% in the first quarter of 2015, compared to 95.3% for the first quarter of 2014.

On a sequential basis, total revenues for the same store communities decreased 0.1% and total operating expenses increased 4.4%, resulting in a 2.8% decrease in same store NOI for the first quarter of 2015, compared to the fourth quarter of 2014. On a sequential basis, the average monthly rental rate per unit increased 0.4%. For the first quarter of 2015, average economic occupancy at the same store communities was 94.9%, compared to 95.8% for the fourth quarter of 2014.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Investment Activity

Development Activity

The Company announced today the development of its Post Millennium Midtown™ apartment community located in Atlanta, Georgia. Post Millennium Midtown™ is planned to consist of 356 luxury apartment units with an average unit size of approximately 864 square feet in a 25-story high-rise. The proposed new community will be in the heart of Atlanta’s most vibrant and walkable office and retail district and adjacent to the Midtown MARTA rail station. Post Millennium Midtown™ is also just blocks away from Piedmont Park, the High Museum of Art and the Woodruff Arts Center. The project’s luxury apartments will include 9-foot ceilings, quartz counter tops, stainless appliances and designer lighting, and will enjoy commanding views of the Atlanta skyline. Amenities will include a rooftop pool and terrace, outdoor lounge with fire pit, fitness studios, pet spa and cyber-café.

The community is expected to have a total estimated development cost of approximately $90.6 million, and is expected to initially produce an estimated stabilized yield on cost of approximately 6.5%, calculated on current market rents and after a 3% management fee, $300 per unit replacement reserve and 10-year partial property tax abatement. The Company anticipates that first apartment unit deliveries will occur in the first quarter of 2017.

In the aggregate, the Company has 1,819 units in five apartment communities, and approximately 5,800 square feet of retail space, under development with a total estimated cost of $365.4 million, and a remaining funding requirement of $247.6 million. The Company believes it has adequate internal and external resources to fund its development commitments.

Disposition Activity

During the first quarter of 2015, the Company sold a ground-floor retail condominium, containing approximately 5,200 square feet, for a gross price of $2.5 million, and resulting in a gain of $1.8 million.

Financing Activity

Line of Credit and Term Loan Extension and Refinancing

As previously announced, during the first quarter of 2015 the Company closed the refinancing of its $330 million unsecured lines of credit and its $300 million unsecured bank term loan facilities, which lowered the stated interest rates and extended their maturity dates. In connection with the refinancing, the Company recognized an extinguishment loss of $0.2 million.

Leverage and Line of Credit Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 31.0% at March 31, 2015.

As of May 1, 2015, the Company had cash and cash equivalents of $105 million. Additionally, the Company had no outstanding borrowings, and letters of credit totaling $0.1 million under its combined $330 million unsecured lines of credit. The Company has no principal debt maturities until 2017.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Activity

The Company has available an at-the-market (“ATM”) common equity program that provides for the sale of up to 4 million shares of common stock. As of March 31, 2015, and since its inception, no shares have been issued under that program. Sales under this program are dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, the Company’s liquidity position and the potential use of proceeds.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are listed below and on page 18 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, non-cash impairment charges on depreciable real estate, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations - The Company also uses AFFO as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures - The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of newly stabilized communities, lease-up communities, held for sale communities, sold communities and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity, and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Property Operating Statistics - The Company uses average economic occupancy, gross turnover, net turnover and percentage increases in rent for new and renewed leases as statistical measures of property operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross turnover is defined as the percentage of leases expiring during the period that are not renewed by the existing residents. Net turnover is defined as gross turnover decreased by the percentage of expiring leases where the residents transfer to a new apartment unit in the same community or in another Post® community. The percentage increases in rent for new and renewed leases are calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, May 5, at 10:00 a.m. ET. The telephone numbers are 888-468-2440 for US and Canada callers and 719-457-2085 for international callers. The access code is 2316175. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com. Click Investors in the top menu, then select either Investor’s Overview or Events Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, May 5, and will be available until Tuesday, May 12, at 1:00 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 2316175. A replay of the call also will be archived on Post’s website under Investors/Audio Archives.

About Post

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties has interests in 23,350 apartment units in 59 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,819 apartment units in five communities currently under development.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, adjusted funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding apartment community sales and the use of proceeds thereof, expectations regarding use of proceeds from unsecured bank credit facilities, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2014 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including warranty and related obligations; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and for development locations; the Company’s ability to compete for limited investment opportunities; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; and any breach of the Company’s privacy or information security systems. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended March 31,
	2015	2014
OPERATING DATA
Total revenues	$93,431	$93,512
Net income available to common shareholders	$19,021	$13,314
Funds from operations available to common shareholders and unitholders (Table 1)	$38,501	$35,129

Weighted average shares outstanding - diluted	54,465	54,291
Weighted average shares and units outstanding - diluted	54,586	54,426

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.35	$0.24

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.70	$0.64
Dividends declared	$0.40	$0.36

1)

Funds from operations available to common shareholders and unitholders per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 17 and 116 for the three months ended March 31, 2015 and 2014, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 119 and 112 for the three months ended March 31, 2015 and 2014, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended March 31,
	2015	2014
Net income available to common shareholders	$19,021	$13,314
Noncontrolling interests - Operating Partnership	42	33
Depreciation on consolidated real estate assets, net	20,911	21,489
Depreciation on real estate assets held in unconsolidated entities	300	293
Gain on sale of retail condominium	(1,773)	-

Funds from operations available to common shareholders and unitholders	$38,501	$35,129

Funds from operations available to common shareholders and unitholders - core operations	$38,501	$34,319
Funds from operations available to common shareholders and unitholders - condominiums	-	810

Funds from operations available to common shareholders and unitholders	$38,501	$35,129

Funds from operations - per share and unit - diluted (1)	$0.70	$0.64

Funds from operations per share and unit - core operations	$0.70	$0.63

Weighted average shares and units outstanding - diluted (1)	54,705	54,538

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 17 and 116 for the three months ended March 31, 2015 and 2014, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 119 and 112 for the three months ended March 31, 2015 and 2014, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended
	March 31, 2015	March 31, 2014	December 31, 2014
Total same store NOI	$50,331	$49,745	$51,757
Property NOI from other operating segments	2,664	2,952	1,847

Consolidated property NOI	52,995	52,697	53,604

Add (subtract):
Interest income	81	12	41
Other revenues	313	219	316
Depreciation	(21,257)	(21,767)	(21,145)
Interest expense	(8,093)	(11,244)	(8,751)
Amortization of deferred financing costs	(449)	(645)	(429)
General and administrative	(5,014)	(4,128)	(5,020)
Investment and development	(235)	(811)	(206)
Other investment costs	(134)	(273)	(61)
Severance, impairment and other	-	(907)	(513)
Gains on condominium sales activities, net	1,773	810	683
Equity in income of unconsolidated real estate entities, net	397	485	380
Other income (expense), net	(195)	(195)	605
Net loss on extinguishment of indebtedness	(197)	-	-

Net income	$19,985	$14,253	$19,504

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q1 ‘15 vs. Q1 ‘14 % Change	Q1 ‘15 vs. Q4 ‘14 % Change	Q1 ‘15 % Same Store NOI
	March 31, 2015	March 31, 2014	December 31, 2014
Rental and other revenues
Atlanta	$21,942	$20,846	$21,808	5.3%	0.6%
Dallas	18,314	17,805	18,204	2.9%	0.6%
Houston	2,880	2,873	2,880	0.2%	0.0%
Austin	4,290	4,358	4,369	(1.6)%	(1.8)%
Washington, D.C.	14,955	15,141	15,226	(1.2)%	(1.8)%
Tampa	9,501	9,251	9,416	2.7%	0.9%
Orlando	4,059	3,919	4,041	3.6%	0.4%
Charlotte	6,757	6,596	6,822	2.4%	(1.0)%

Total rental and other revenues	82,698	80,789	82,766	2.4%	(0.1)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,533	8,091	8,525	5.5%	0.1%
Dallas	8,067	7,664	7,956	5.3%	1.4%
Houston	1,277	1,137	1,123	12.3%	13.7%
Austin	2,066	1,907	1,927	8.3%	7.2%
Washington, D.C.	5,376	5,293	5,059	1.6%	6.3%
Tampa	3,268	3,416	2,930	(4.3)%	11.5%
Orlando	1,465	1,420	1,442	3.2%	1.6%
Charlotte	2,315	2,116	2,047	9.4%	13.1%

Total	32,367	31,044	31,009	4.3%	4.4%

Net operating income
Atlanta	13,409	12,755	13,283	5.1%	0.9%	26.6%
Dallas	10,247	10,141	10,248	1.0%	(0.0)%	20.4%
Houston	1,603	1,736	1,757	(7.7)%	(8.8)%	3.2%
Austin	2,224	2,451	2,442	(9.3)%	(8.9)%	4.4%
Washington, D.C.	9,579	9,848	10,167	(2.7)%	(5.8)%	19.0%
Tampa	6,233	5,835	6,486	6.8%	(3.9)%	12.4%
Orlando	2,594	2,499	2,599	3.8%	(0.2)%	5.2%
Charlotte	4,442	4,480	4,775	(0.8)%	(7.0)%	8.8%

Total same store NOI	$50,331	$49,745	$51,757	1.2%	(2.8)%	100.0%

Average rental rate per unit
Atlanta	$1,374	$1,301	$1,361	5.6%	0.9%
Dallas	1,263	1,232	1,254	2.5%	0.7%
Houston	1,515	1,444	1,506	4.9%	0.6%
Austin	1,569	1,571	1,574	(0.1)%	(0.3)%
Washington, D.C.	1,913	1,939	1,928	(1.3)%	(0.8)%
Tampa	1,439	1,402	1,432	2.6%	0.5%
Orlando	1,451	1,423	1,441	2.0%	0.7%
Charlotte	1,287	1,245	1,273	3.4%	1.1%
Total average rental rate per unit	1,439	1,404	1,433	2.5%	0.4%

Table 4

Computation of Debt Ratios

(In thousands)

	As of March 31,
	2015	2014
Total real estate assets per balance sheet	$2,140,809	$2,248,691
Plus:
Company share of real estate assets held in unconsolidated entities	57,404	57,389
Company share of accumulated depreciation - assets held in unconsolidated entities	14,581	13,022
Accumulated depreciation per balance sheet	958,381	875,069
Accumulated depreciation on assets held for sale	-	59,163

Total undepreciated real estate assets (A)	$3,171,175	$3,253,334

Total debt per balance sheet	$891,705	$1,097,709
Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531

Total debt (adjusted for joint venture partners’ share of debt) (B)	$941,236	$1,147,240

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	29.7%	35.3%

Total debt per balance sheet	$891,705	$1,097,709
Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531
Preferred shares at liquidation value	43,392	43,392

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$984,628	$1,190,632

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	31.0%	36.6%